Exhibit 4.4

CUSTODY AGREEMENT

SHARESAVE PLANS

THIS AGREEMENT has been made as of May 1, 2006, between Imperial Tobacco Group PLC, a public limited company organized under the laws of England and Wales with its principal place of business at Upton Road, Bristol BS99 7UJ, England (“Company”) acting as agent for certain of its employees, and the HSBC Bank USA, National Association, a national banking organization with a principal place of business at One HSBC Center, Buffalo, New York 14203 (“Custodian”).

RECITALS

WHEREAS, the Company acting as agent for certain of its employees who have directed the Company to act as their agent for that purpose the (“Agent”), desires to establish a custody account (“Account”) for the purpose of holding the savings contributions of those employees as individual participants in the Imperial Tobacco Group International Sharesave Plan; and

WHEREAS, the Agent wishes to appoint the Custodian to hold the savings contributions, and the Custodian is willing to accept such appointment subject to the terms and conditions herein set forth;

NOW, THEREFORE, the Agent and the Custodian agree as follows:

1.  Appointment and Duties of Custodian.  The Agent hereby appoints the Custodian to hold and pay amounts from assets held from time to time in the Account.  The Custodian accepts such appointment and agrees that it will have custody and be responsible for the safekeeping of assets comprising the Account.  The Custodian may register any assets of the Account in the name of its nominee and may use the depository facilities of the Federal Reserve Bank, or the Depository Trust Company, or may make any other reasonable depository arrangement.

2.  Assets of Account.  The assets shall consist initially of such cash as the Agent delivers to the Custodian and shall be subject subsequently to such additions and/or withdrawals as the Agent shall from time to time direct.

3.  General Investment Operations.  The Custodian will invest the assets of the Account in the HSBC Investor U.S. Treasury Money Market Fund managed by HSBC Asset Management Americas, Inc.

4.  Collection of Income.  The Custodian will collect income paid with respect to assets of the Account and will add it to the assets at month end.

5.  Payments of Benefits and Expenses.  The Custodian shall make payments and pay expenses and other amounts only when it receives (and in accordance with) written instructions of the Agent indicating the amount of payment and the name and address of the recipient.  The Custodian shall not be liable to make such payments unless sufficient funds are available in the Account.  The Custodian need not inquire into whether any payment it is so instructed to make is consistent with applicable law or otherwise proper.  The Custodian shall not be liable in any way for any payment made by the Custodian in accordance with such instructions.

The Custodian may pay any amount by mailing its check for the amount thereof to the person designated by the Agent as entitled to receive such payment to such address as may have last been furnished to the Custodian by the Agent.  If no such address has been so furnished, amounts may be mailed by the Custodian to such person in care of the Agent.

If a dispute arises as to the payment of any funds or delivery of any assets by the Custodian, the Custodian may withhold such payment or delivery until the dispute is determined by a court of competent jurisdiction, is finally settled in writing by the parties concerned, or until it is indemnified against loss to its satisfaction.

6.  Transaction Statements and Recordkeeping.  The Custodian will supply the Agent with periodic statements showing transactions involving the Account, including receipts, disbursements, purchases, sales and the market value of the assets.  The Custodian will provide periodic balance sheets or summaries of income and expenses and will maintain accounts showing the interests of individuals in the Account.

7.  Assumptions of Custodian.  The Custodian may assume, and shall be fully protected in assuming, that any communication received by it under this Agreement is from the party purporting to have sent it and is genuine in all respects, and does not violate any law or administrative rule or regulation.

8.  Fees and Expenses of Custodian.  The compensation to which the Custodian is entitled shall be evidenced by the attached fee schedule, dated and signed, which becomes a part of this Agreement.  The Custodian shall provide written notification to the Agent of any change in the fee schedule and the effective date of said change.  The schedule, as amended, shall become effective unless the Custodian receives the written objection of the Agent within 30 days of the notification.

9.  Taxes.  All taxes that may be levied or assessed upon or in respect of the Account shall be paid from the Account.  The Custodian shall notify the Agent of any proposed or final assessments of taxes and may assume that any such taxes are lawfully levied or assessed unless the Agent advises it in writing to the contrary within fifteen days after receiving the above notice from the Custodian.  If the Agent contests the validity of any such taxes, it shall so notify the Custodian and the Custodian shall make no payments respecting such tax unless instructed to do so by the Agent or compelled to do so by governmental authority.  If the Agent contests any such proposed levy or assessment, the Custodian shall provide such information and cooperation as the Agent reasonably requests.  The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Agent, the Account or the Custodian as custodian of the Account by the tax law of the United States of America or any state or political subdivision thereof.  It shall be the responsibility of the Agent to notify the Custodian of the obligations imposed on the Agent, the Account or the Custodian as custodian of the Account by the tax law of jurisdictions other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

10.  Retention of Advisors.  The Custodian may reasonably consult legal counsel and other professional advisors who may, but need not, be its counsel or advisor or counsel or advisor to any party having an interest in or connected with the Account or the Agent, with respect to the meaning and construction of this Agreement or its power, obligations, and conduct hereunder.  The Custodian shall be entitled to reasonable reimbursement for such legal counsel’s and other professional advisor’s fees.  The Custodian shall not be liable for the consequences of, and shall be fully protected in acting pursuant to or relying upon, the advice of such legal counsel or advisors.

11.  Liability and Immunities of Custodian.  The Custodian shall be fully protected in relying upon any written instruction, direction or approval of the Agent.

The Custodian shall be fully protected in acting upon any instrument, certificate, or paper believed by it to be genuine and to be signed or presented by the proper person or persons, and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

All persons dealing with the Custodian are released from inquiry into the decision or authority of the Custodian.

Except as specifically provided elsewhere in this Agreement, neither the Custodian nor any of its officers, directors, or employees, nor any agent of or counsel for any of the foregoing, shall be liable to anyone at any time interested in the Account, for any act or omission in the administration of this Agreement.

The Custodian shall not be liable to make payments of any kind unless sufficient funds are available therefor in the Account.  The Custodian shall be responsible only for such money and other property as are received by it as Custodian under this Agreement.

12.  Tax Representations.  The Custodian makes no representations to any party to this Agreement or any other person as to the tax consequences of any transactions involving the assets in the Account.

13.  Proof of Matters.  Whenever the Custodian shall deem it desirable for a matter to be proved or established before taking, permitting, or omitting any act, the matter (unless other evidence in respect thereof is specifically prescribed in this Agreement) may be deemed to be conclusively established by a certification signed by the Agent and delivered to the Custodian, and the Custodian shall be fully protected in relying on such an instrument.

14.  Resignation or Removal of Custodian.  The Custodian may resign as Custodian under this Agreement at any time by a written instrument delivered to the Agent giving notice of such resignation, which shall be effective sixty days after receipt or at such other time as is agreed by the Agent and the Custodian.  The Custodian may be removed at any time by the Agent by a written resolution delivered to the Custodian, which shall be effective thirty days after receipt or at such other time as is agreed between the Agent and the Custodian.

If the Custodian resigns or is removed, it shall deliver any assets of the Account in its possession to a successor custodian or the Agent as soon as is reasonably practicable after such resignation or removal or at such earlier time as shall be agreed on by the Agent and the Custodian.

The Custodian may, however, reserve such sum of money as it deems advisable for payment of its fees and expenses in connection with its administration of the Account or for payment of all taxes that have been or the Custodian reasonably believes will be assessed on or in respect of the Account or the income thereof for the period before its removal or resignation.  The Custodian shall pay over to the successor custodian or the Agent any balance of such reserve remaining after the payment of such fees, expenses and taxes. The delivery of assets of the Account to the successor custodian or the Agent shall not be deemed a waiver by the Custodian of any lien or claim it may have on the Account for its fees or expenses.

15.  Communications.  Communications to the Custodian shall be sent to its Trust Division at HSBC Bank USA, National Association, One HSBC Center, Buffalo, New York 14203.

16.  Indemnification.  In the event a claim is asserted by any person or persons against the Custodian where the Custodian has acted in good faith in reliance on directions or communications of the Agent or in the event the Custodian is involved in litigation in connection with any matter arising under this Agreement, it shall be indemnified by the Agent against any liability imposed against it as a result thereof or incurred by reason of its holding of the assets, including legal fees incurred unless such litigation or claim asserted against the Custodian results in a determination that there has been a breach by the Custodian of its legal obligations gross and or willful negligence and or misconduct.  The Custodian acting in good faith shall not be liable for any action, omission, information or recommendation in connection with this Agreement, except in the case of the Custodian’s actual misconduct or willful violation of any applicable statue.

17.  Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of New York.

18.  Amendment.  This Agreement may be amended at any time and from time to time by a written instrument signed by the Custodian and the Agent.  The instrument of amendment shall specify its effective date and amendments may be made effective retroactively.

19.  Severability.  Should any provision of this Agreement be deemed or held invalid or unlawful for any reason, such fact shall not adversely affect the other provisions of this Agreement unless such invalidity shall render impossible or impractical the functioning of the Agreement.

20.  Counterparts.  This agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

AS AGENT FOR CERTAIN OF ITS EMPLOYEES

By:	/s/ ROBERT DYRBUS
Robert Dyrbus, Director

CUSTODIAN
HSBC Bank USA, National Association

By:	/s/ JAMES T BUCCELLA
James T. Buccella, First Vice President